Exhibit 99.1

Daniels Corporate Advisory Co. Inc. (OTC: DCAC)

Announces

Significant Expansion of the Rental Truck Fleet of its Payless Truckers, Inc Subsidiary.

New York, New York - November 04, 2020 Daniels Corporate Advisory Company (OTC: “DCAC” ) is pleased to announce it is under contract to a major mid-market venture firm for the management of a capital event that may contribute significantly to the growth of its Payless Truckers, Inc. subsidiary. The collective efforts of our management, the venture firm and two non-affiliates should improve dynamics of liquidity in our stock and working capital levels. By calendar yearend a Reg A Offering with raise estimates of between $3 - $5 Million in common stock should be cleared by the SEC with initial equity committed to truck acquisitions by mid- January 2021.

Through Institutions, Daniels is projecting greater truck capacity by leveraging the equity raise through the use of a Term Loan facility. This facility, expect to close in the next several weeks, is to be provided by another highly regarded financial institution in the initial amount of $850,000 with potential to $1,500,000 in the short term. This first phase of leveraged growth is without the use of dilutive convertible financing. It has the potential to start adding 40 additional heavy rental cabs to our fleet by January 2021. Over the next six to eight months gross rental income from institutional leverage is projected at $130,000 per month. Subsequent financing options have been discussed and possible to $5 Million.

Through Private Investor Loans: continue to buoyed our current results. Private loan debt has increased our fleet from eight to twelve trucks with two more committed additions over the next two weeks. By month end, our monthly gross rental income on the fourteen trucks will be between $40,000 - $48,000. This range allows for 10% down time and administrative expenses. On a run rate basis, yearly gross rental income is projected between $480,000 and $576,000 which is tax-sheltered by our NOL (tax loss carryforward) This is a doubling of our fleet size and monthly gross rental income since our last SEC Filing.

A steady flow of news worthy events and their progress will be disseminated by regular press releases.

Safe Harbor for Forward-Looking Statements:

The statements above regarding the Company’s expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Daniels Corporate Advisory Co. Inc. filings with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Press Release Contact:

Nicholas Viola

CEO

Onewallstreetn@aol.com